UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2007

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-130483

(Commission File Number)

51-0484716

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2939

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On January 9, 2007, pursuant to a definitive agreement and plan of merger (the “Agreement”) among TransDigm Inc., Project Coffee Acquisition Co., a wholly owned subsidiary of TransDigm Inc. (“Merger Sub”), and Aviation Technologies Inc. (“ATI”), TransDigm Inc., a wholly-owned subsidiary of TransDigm Group Incorporated, whereby Merger Sub will merge into ATI with the result that ATI will be a wholly owned subsidiary of TransDigm Inc., for consideration of approximately $430 million in cash. The Agreement contains customary provisions for transactions of this size and nature. The transaction is expected to close in the second quarter of fiscal 2007. ATI, which is based in Seattle, WA, consists of two primary operating units that service the commercial and military aerospace markets – Avtech and ADS/Transicoil. Avtech is a leading supplier of flight deck and passenger audio systems, cabin lighting and power control products and related components. ADS/Transicoil is a leading supplier of displays, clocks, brushless motors and related components and instruments. ATI manufactures proprietary products for the aerospace industry that have broad platform positions with high aftermarket content, all of which fit well with TransDigm’s acquisition strategy and business model.

ATI is owned primarily by Odyssey Investment Partners (“Odyssey”), an equity fund which was the principal owner of TransDigm prior to July 2003. Based on their working relationship with Odyssey arising from Odyssey's investment in TransDigm, Mr. W. Nicholas Howley, Chairman and Chief Executive Officer of TransDigm, and Mr. Douglas Peacock, a director of TransDigm, co-invested with Odyssey in ATI in 2003. Each of Mr. Howley and Mr. Peacock own less than one-half of 1% of ATI's outstanding equity on a fully diluted basis. In addition, because of their working relationship and their expertise in the aerospace industry, Odyssey asked both Mr. Howley and Mr. Peacock to serve on ATI's board of directors. Mr. Howley and Mr. Peacock have been directors of ATI since 2003, and Mr. Peacock has served as ATI's Chairman during that time. Due to the relationship of Mr. Howley and Mr. Peacock with ATI, the acquisition of ATI was evaluated and recommended by a special committee of disinterested directors of our board of directors. In addition, Messrs. Howley and Peacock abstained from the vote of the full TransDigm board of directors in approving the transaction.

TransDigm will host a conference call for investors and security analysts to discuss the acquisition Wednesday, January 10, 2007 beginning at 10:00 a.m., Eastern Time. To join the call, dial (800) 901-5231 and enter the pass code 74569248. International callers should dial (617) 786-2961 and use the same pass code. A live audio web cast can be accessed online at http://www.transdigm.com. The call will be archived on the website and available for replay at approximately 12:00 noon. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 76467846. International callers should dial (617) 801-6888 and use the same pass code.

The Agreement is attached to this Report as Exhibit 2.1.

Item 7.01 Regulation FD Disclosure

A copy of the January 9, 2007 press release announcing the transaction is attached to this Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No. 2.1	Agreement and Plan of Merger among TransDigm Inc., Project Coffee Acquisition Co. and Aviation Technologies Inc.

Exhibit No. 99.1	Press Release of TransDigm Group Incorporated, dated January 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President and Chief
Financial Officer

Date: January 9, 2007

Exhibit Index

Exhibit No. 2.1	Agreement and Plan of Merger among TransDigm Inc., Project Coffee Acquisition Co. and Aviation Technologies Inc.

Exhibit No. 99.1	Press Release of TransDigm Group Incorporated, dated January 9, 2007.